EXHIBIT 11

                     COMPUTATION OF EARNINGS PER SHARE
                  Quarters Ended March 31, 1995 and 1994
                    (In $000s except per share amounts)

                                                                          1995 (1)                1994  (1)
                                                                         ---------               ----------


Net income                                                                $  901                    $  690

Less subsidiary preferred stock dividend                                     (32)                      (32)
                                                                          ------                    ------
Income applicable to common stock
   for primary earnings per share                                            869                       658

Add interest expense, net of income tax effects,
   attributable to convertible debentures                                     28                        31
                                                                          ------                    ------
Income applicable to common stock for
   fully diluted earnings per share                                       $  897                    $  689
                                                                          ======                    ======

Weighted average common shares outstanding                                 6,152                     6,087

Additional shares assuming
   exercise of stock options and warrants                                    260                       142
                                                                          ------                    ------
Shares used for primary earnings per share                                 6,412                     6,229

Additional shares assuming
   exercise of stock options and warrants                                     60                        25

Conversion of 10% Convertible
   Subordinated Debentures due 1996                                          248                       276
                                                                          ------                    ------
Shares used for fully diluted earnings per share                           6,720                     6,530
                                                                          ======                    ======

Earnings per share:

   Primary                                                                  $.14                      $.11
                                                                            ====                      ====

   Fully diluted                                                            $.13                      $.11
                                                                            ====                      ====



(1) Weighted average common shares used in the calculation of earnings per share for the quarters ended March 31, 1995 and 1994 have been restated to reflect a 3-for-2 stock split payable on May 15, 1995 to shareholders of record as of April 28, 1995.

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